Exhibit 3.16
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
DISTRIBUTION ONE, LLC
     This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Distribution One, LLC, a Delaware limited liability company (the “Company”), is made as of October 18, 2010, by Radio One Distribution Holdings, LLC, a Delaware limited liability company, as sole member (the “Member”).
RECITALS
     WHEREAS, on February 12, 2007, the Company was formed as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq, as amended from time to time, and any successor statute (the “Act”) and, on March 27, 2007, the initial members of the Company, the Member and TV One, LLC, a Delaware limited liability company (“TV One,” and collectively with the Member, the “Original Members”) entered into an operating agreement pursuant to the Act governing the affairs of the Company and the conduct of its business (the “Operating Agreement”);
     WHEREAS, the Original Members of the Company have entered into a Membership Interest Transfer Agreement whereby the Member acquired all equity interests in the Company previously held by TV One, thereby becoming the sole equity holder of the Company;
     WHEREAS, the Member agrees that it is in its best interests to amend and restate the Operating Agreement of the Company in its entirety as set forth herein;
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:
     1. Formation; Admission of Member. The Company was formed as a Delaware limited liability company pursuant to the provisions of the Act by filing the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, the Member shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate in accordance with the terms of this Agreement, termination of the Company as a limited liability company under the laws of the State of Delaware.
     2. Name. The name of the Company is “Distribution One, LLC” and all Company business shall be conducted under such name.

     3. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under Delaware law and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.
     4. Principal Place of Business. The principal place of business of the Company shall be at c/o Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.
     5. Member. The name and mailing address of the Member is as follows:

Name	Address

Radio One Distribution Holdings, LLC	5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
Attn: General Counsel
     6. Registered Agent and Office. The street address of the initial registered office of the Company shall be: 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the Company’s registered agent at such address is: Corporation Service Company. At any time, the Member may designate a different registered agent and/or registered office.
     7. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the members of limited liability companies under Delaware law.
     8. Management of the Company. The business affairs of the Company shall be managed by the Member in accordance with Section 18-402 of the Act. Management of the Company shall be vested solely in the Member. The Member shall have sole and complete discretion in determining whether to issue Units, the number of Units to be issued at any particular time, the purchase price for any Units issued, and all other terms and conditions governing any Units or the issuance thereof. The number of Units outstanding as of the date of this Agreement shall be one hundred (100). The Member may appoint a President, one or more Vice Presidents, a Treasurer, a Secretary and/or one or more other officers as it deems necessary, desirable or appropriate, with such authority and upon such terms and conditions as the Member deems appropriate or, in the absence of such determination by the Member, as are appropriate to an officer with a similar title of a Delaware corporation. Any such officer shall serve at the pleasure of the Member and may be removed, with or without cause, by the Member.
     9. Relationship Between the Member and the Company.
          (a) The Member, its Affiliates (hereinafter defined), and the managers, officers and employees of the Member and its Affiliates may enter into agreements with the Company providing for the performance of services for the Company, and the receipt of such compensation as the Company may agree to pay.

          (b) None of the Member, Manager (as defined in the Act) or officers of the Company shall be liable or accountable in damages or otherwise to the Company or the Member for any act or omission done or omitted by him, her or it in good faith, unless such act or omission constitutes gross negligence or willful misconduct on the part of the Member, Manager or officer of the Company. The Company is expressly permitted in the normal course of its business to enter into transactions with the Member and any or all Managers or officers or with any Affiliates of the Member or of any such Manager or officer.
          (c) All expenses incurred with respect to the organization, operation and management of the Company shall be borne by the Company. The Member shall be entitled to reimbursement from the Company for direct expenses allocable to the organization, operation and management of the Company.
          (d) “Affiliate” shall mean any Person (hereinafter defined) directly or indirectly controlling, controlled by or under common control with the Person in question; and, if the Person in question is not an individual, any executive officer or director of the Person in question or of any Person directly or indirectly controlling the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” shall mean any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.
     10. Indemnity. In accordance with Section 18-108 of the Act, the Company shall indemnify and hold harmless the Member and any Manager, officer of the Company and Affiliate thereof (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Indemnitee (including, without limitation, reasonable attorney’s fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Indemnitee in connection with the Company. Unless otherwise provided in this Section 10, in the event of any action by the Member against any Indemnitee, including a derivative suit, the Company shall indemnify, hold harmless and pay all expenses of such Indemnitee, including reasonable attorney’s fees and disbursements incurred in the defense thereof. Notwithstanding the provisions of this Section 10, this Section 10 shall be enforced only to the maximum extent permitted by law, and no Indemnitee shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.
     11. Allocation of Profits and Losses. The Company’s profits and losses, and all items allocable for tax purposes, shall be allocated to the Member.
     12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Member.
     13. Assignments. The Member may assign in whole or in part its limited liability interest in the Company in accordance with the Act.

     14. Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member upon such terms and conditions as the Member, in its discretion, shall approve. In the event of the admission of any new member or members, the Member and such additional member or members shall execute an appropriate amendment to this Agreement reflecting such terms and conditions and such other matters which the Member deems appropriate or upon which the Member and such additional member or members shall agree.
     15. Resignation of Member. The Member may resign from the Company in accordance with the Act.
     16. Liability of Member. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, the Member shall not be obligated for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing liability on the Member for liabilities of the Company.
     17. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member; (b) the resignation of the Member; (c) the termination of the legal existence of the Member; (d) the occurrence of any event which terminates the continued membership of the Member in the Company; and (e) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of an event set forth in this Section 17, the Member shall be entitled to receive, after winding up the affairs of the Company and paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company. The Member shall not have any obligation to restore to the Company the amount by which its capital account may be negative. Actions taken by the Member or the Company to effectuate or facilitate the orderly winding up of the Company’s affairs shall not be construed to involve a continuation of the Company.
     18. Amendments. This Agreement may be amended only in writing. Any such amendment must be approved and executed by the Member.
     19. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its successors, legal representatives and assigns. No Person other than the Member shall be entitled to any benefits under the Agreement, except as otherwise expressly provided. Reference to any Person in this Agreement includes such Person’s successors and permitted assigns.
     20. Captions. Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     21. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such invalid or unenforceable provision would be to cause any party to lose the benefit of its economic bargain.
     22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS, RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
     23. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the nonexclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware, in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
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     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date and year first above written.

RADIO ONE DISTRIBUTION HOLDINGS, LLC
By:	/s/ Linda J. Vilardo
	Name:	Linda J. Vilardo
	Title:	Vice President
Amended & Restated Limited Liability Company Operating Agreement
Distribution One, LLC